Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-271207

POMONA INVESTMENT FUND
780 Third Avenue, 46th Floor
New York, NY 10017

Supplement dated June 7, 2024 (“Supplement”) to the Prospectus and the Statement of Additional
Information (“SAI”), each dated July 28, 2023

This supplement provides updated information beyond that contained in the Prospectus and SAI and should be read in conjunction with the Prospectus and SAI.

Effective as of the close of business on June 5, 2024, Adam Konopolsky no longer serves as a portfolio manager of Pomona Investment Fund. Accordingly, effective immediately, all references to Mr. Konopolsky in the Prospectus and SAI are deleted in their entirety.

Please Retain This Supplement for Future Reference